EXHIBIT 10.4
RESTRICTED STOCK AGREEMENT
     This restricted stock agreement (this “Agreement”) is entered into effective as of January 20, 2006 (the “Date of Grant”), between Hartville Group Inc., a Nevada corporation (the “Company”), and Christopher Edgar (the “Executive”).
Background Information
     A. The Company’s Board of Directors has approved and adopted the Restricted Stock Agreement (“Agreement”) pursuant to which the Board may grant equity-based awards (“Awards”) in the form of shares of the Company’s common stock, $.001 par value (“Shares”), to officers and other key employees of the Company.
     B. On the Date of Grant, the Board made an Award of 2,000,000 Shares to the Executive pursuant to this Agreement.
Statement of Agreement
     The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:
     §1. Award of Shares. The Company hereby awards 2,000,000 Shares (the “Issued Shares”) to the Executive subject to the terms and conditions of this Agreement.
     The purchase price for the Issued Shares shall be an amount equal to the total amount of the par value for such Shares, which purchase price shall be due and payable upon the execution of this Agreement by the Executive
     Following the execution of this Agreement by both parties and the payment of the purchase price for the Issued Shares, the Company shall cause a share certificate evidencing the Issued Shares to be issued in the Executive’s name (the “Share Certificate”).
     §2. Vesting. All of the Issued Shares shall be subject to forfeiture by the Executive until vested in accordance with this §2. The Issued Shares shall vest as follows:

Amount of Issued Shares	Vesting Date
500,000	March 31, 2006
500,000	June 30, 2006
500,000	September 30, 2006
500,000	December 31, 2006
     Notwithstanding the vesting schedule above, Issued Shares may also vest pursuant to the Employment Agreement between the Company and the Executive, dated January 20, 2006 (the “Employment Agreement”) and shall also vest upon a “Change in Control” of the Company. “Change of Control” means (i) any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than a current 10% beneficial owner (as defined in Rule 13d-3 under the Act) of the Company’s securities) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, whether by sale of assets, merger or otherwise.
     §3. Rights as a Stockholder. Subject to the terms of this Agreement, the Executive shall be entitled to all of the rights of a holder of Shares with respect to the Issued Shares, including the right to vote the Issued Shares and to receive dividends declared with respect to the Issued Shares. Nothing in this Agreement shall be construed, however, to confer to the Executive the right to continued employment with the Company for any period, and the Executive acknowledges that his employment is pursuant to the Employment Agreement and may be terminated by the Company as provided therein.
     §4. Tax Consequences. The Executive understands that he, and not the Company, shall be responsible for his own federal, state, local, or foreign tax liability and any of the other tax consequences that may arise as a result of the transactions contemplated by this agreement, including without limitation filing an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Section 83(b) Election”), if he deems it appropriate. The Executive shall rely solely on the determinations of his tax advisers or his own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters. The Executive shall notify the Company in writing if the Executive files the Section 83(b) Election with the Internal Revenue Service within 30 days from the Date of Grant. The Company intends, in the event it does not receive from the Executive evidence of the Section 83(b) Election filing by the Executive, to claim a tax deduction for any amount that would be taxable to the Executive in the absence of such a Section 83(b) Election. If the Company is required to withhold or to pay any taxes with respect to the issuance or vesting of the Issued Shares, the Executive shall pay to the Company the amount of the required withholding or payment promptly following the Company’s request.
     §5. Investment Representations. The Executive hereby:
     (a) Acknowledges that he has been advised that the Issued Shares have not yet been registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon certain exemptions contained in the 1933 Act and the rules and regulations promulgated thereunder;
     (b) Understands and agrees that, because the Company is relying upon the exemptions contained in the 1933 Act and the rules and regulations promulgated thereunder, the Issued Shares must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration is determined by counsel for or satisfactory to the Company to be available; in the event that an exemption is not available or applicable, the Company shall (use its best efforts to) register the Issued Shares pursuant to Form S-8 or such other applicable registration statement.
     (c) Represents to the Company that he is acquiring the Issued Shares for his own account for investment purposes and not with a view to distribution or resale in connection with any distribution of securities within the meaning of the 1933 Act, and that no transfer of any of the Issued Shares will be made that will jeopardize the exemptions from federal registration referred to in subsection (a) above.
     (d) Represents to the Company that he is currently a resident of the New York;

     (e) Acknowledges that he understands that, in addition to the restrictions on transfer imposed by the federal securities laws, his rights to transfer of the Issued Shares are further restricted by applicable state securities laws and, notwithstanding any compliance with federal requirements, no transfer will be permitted unless it is done in compliance with applicable state laws;
     (f) Agrees that any certificate or certificates delivered to him evidencing the Issued Shares or any substitute therefor will contain a legend stating that the Issued Shares have not been registered under the 1933 Act and possibly setting forth the limitations on resale contained in or contemplated by this agreement; and
     (g) Agrees and understands that stop-transfer instructions prohibiting transfer of any of the Issued Shares in violation of the restrictions referred to in this Agreement will be filed with the Company and its transfer agent.
     §6. Legends. All certificates evidencing the Issued Shares shall be endorsed with the following legends (in addition to any legend required by applicable law):
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE 1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND CANNOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE RESTRICTED STOCK AGREEMENT DATED [date] BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
     §7. Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are merely labels to assist in locating those sections and shall be ignored in construing this Agreement.
     §8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

HARTVILLE GROUP, INC.

By	/s/ Dennis C. Rushovich	/s/ Christopher Edgar
	Dennis C. Rushovich,	Christopher Edgar
Chief Executive Officer

Date:	February 9, 2006	Date: February 9, 2006